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                                                                      Exhibit 12
                                                                      ----------

                     ARGO-TECH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                                              Fiscal Year Ended

                                   October 26,     October 25,   October 31,   October 30,    October 28,
                                       1996            1997         1998          1999           2000
                                   -----------     -----------   -----------   -----------    -----------
                                                            (Dollars in Thousands
Historical:
     Income from operations          $19,278        $26,650        $28,059        $33,846        $25,352
     Other, net                         (112)          (404)          (268)          (516)          (402)
                                     -------        -------        -------        -------        -------
Earnings as Adjusted                 $19,390        $27,054        $28,327        $34,362        $25,754
                                     =======        =======        =======        =======        =======
     Fixed charges:
     Interest expense                $10,138        $12,827        $21,030        $25,003        $25,644
                                     =======        =======        =======        =======        =======
Ratio of Earnings to Fixed               1.9x           2.1x           1.3x           1.4x           1.0x
Charges
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